Exhibit 99.2

LAKELAND BANCORP, INC.

Certification of Chief Financial Officer

Pursuant to Section 111(b)(4) of the

Emergency Economic Stabilization Act of 2008

I, Joseph F. Hurley, certify, based on my knowledge, that:

Lakeland Bancorp, Inc. was subject to the executive compensation requirements of Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, during the most recently completed fiscal year of 2012 for which the TARP period began on January 1, 2012 and ended on February 8, 2012 (the “applicable period”), when Lakeland Bancorp, Inc. repurchased the remaining outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, from the Department of the Treasury.

(i) The compensation committee of Lakeland Bancorp, Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months during the applicable period, senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to Lakeland Bancorp, Inc.;

(ii) The compensation committee of Lakeland Bancorp, Inc. has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Lakeland Bancorp, Inc. and has identified any features of the employee compensation plans that pose risks to Lakeland Bancorp, Inc. and has limited those features to ensure that Lakeland Bancorp, Inc. is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Lakeland Bancorp, Inc. to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of Lakeland Bancorp, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of Lakeland Bancorp, Inc. will provide a narrative description of how it limited during the applicable period the features in

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Lakeland Bancorp, Inc.;

(B) Employee compensation plans that unnecessarily expose Lakeland Bancorp, Inc. to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of Lakeland Bancorp, Inc. to enhance the compensation of an employee;

(vi) Lakeland Bancorp, Inc. has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during the applicable period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) Lakeland Bancorp, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the applicable period;

(viii) Lakeland Bancorp, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the applicable period;

(ix) Lakeland Bancorp, Inc. and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the applicable period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) Lakeland Bancorp, Inc. will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the applicable period;

(xi) Lakeland Bancorp, Inc. will disclose the amount, nature, and justification for the offering, during the applicable period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) Lakeland Bancorp, Inc. will disclose whether Lakeland Bancorp, Inc., the board of directors of Lakeland Bancorp, Inc., or the compensation committee of Lakeland Bancorp, Inc. has engaged during the applicable period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Lakeland Bancorp, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the applicable period;

(xiv) Lakeland Bancorp, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Lakeland Bancorp, Inc. and Treasury, including any amendments;

(xv) Lakeland Bancorp, Inc. repaid its TARP obligation on February 8, 2012, and is therefore not required to submit to the Treasury a complete and accurate list of the SEOs and the twenty most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

Dated: March 15, 2013

/s/ Joseph F. Hurley
Joseph F. Hurley
Executive Vice President and Chief Financial Officer